SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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EXPLANATORY NOTE:

On November 2, 2010, Dynegy Inc. (“Dynegy”) issued a press release announcing that it is mailing to its stockholders a letter reiterating the recommendation of the Dynegy Board of Directors that they vote in favor of the proposal to adopt the previously announced Agreement and Plan of Merger, dated as of August 13, 2010 (the “Merger Agreement”), providing for the acquisition of Dynegy by Denali Parent Inc. (the “Merger”), an affiliate of The Blackstone Group L.P. (“Blackstone”).

A copy of the press release, which includes the letter in its entirety, is included below.

FOR IMMEDIATE RELEASE                                                       NR10-24

DYNEGY MAILS LETTER TO STOCKHOLDERS

Dynegy’s Board of Directors Recommends Stockholders Vote FOR the Merger Agreement with Blackstone at November 17, 2010 Special Meeting of Stockholders

HOUSTON – November 2, 2010 – Dynegy Inc. (NYSE: DYN) today sent the following letter to its stockholders reiterating the recommendation of the Dynegy Board of Directors that they vote FOR the proposal to adopt the merger agreement with an affiliate of The Blackstone Group L.P. at Dynegy’s November 17, 2010 Special Meeting of Stockholders:

November 2, 2010

Dear Stockholders:

Your Board of Directors believes the Blackstone transaction is in the best interest of all Dynegy stockholders because it provides immediate, certain and fair value for your shares while reducing the considerable downside risk facing Dynegy if the Blackstone transaction is not approved and completed.  Your Board recommends that stockholders vote FOR the Blackstone transaction on the enclosed WHITE proxy card today.

As we have previously communicated:

•	No transaction other than the Blackstone proposal materialized over Dynegy’s two-year evaluation of strategic alternatives;
•	Despite the broad solicitation of potentially interested parties during the 40-day “go-shop” period, no party made a proposal, much less one that was superior to the Blackstone offer;
•	Dynegy’s significant leverage and $1.6 billion of forecasted negative free cash flow between 2011 and 20151 create a very challenging liquidity position over time;
•	There is significant risk to Dynegy associated with a stand-alone strategy and those risks have increased since the announcement of the Blackstone transaction; and
•	Dynegy’s stock price could fall to or below its pre-announcement stock price of $2.78 per share if the Blackstone transaction is not completed.

THE ANALYSES OF NUMEROUS INDEPENDENT SELL-SIDE ANALYSTS CONSISTENTLY APPEAR TO SUPPORT THE BLACKSTONE TRANSACTION AS THE BEST ALTERNATIVE AVAILABLE FOR DYNEGY STOCKHOLDERS

Numerous independent sell-side financial and credit analysts, who have a deep understanding of the power generation industry and Dynegy’s financial condition, have published research reports that consistently appear to support your Board’s conclusion that the Blackstone transaction is the best alternative available for Dynegy’s stockholders:2

•
“We believe the [Blackstone] deal will be consummated at the announced bid price since: 1) no better bid came during go shop period, and no parties made bid despite having contacted 40+ firms; 2) Blackstone is hard pressed to improve takeout price given precedent, and; 3) DYN is substantially more distressed than when deal was announced (had a 60% premium to share price at takeout).” – Julien Dumoulin-Smith, UBS, October 25, 2010

•
“Based on our assessment of these public filings, Dynegy's financial profile is expected to be quite fragile, particularly during 2011 and 2012, when the company is projected to generate both negative operating cash flow and negative free cash flow due to weak operating margins and the required funding of their capital investment programs.” – Moody’s, October 1, 2010

•
“With the end of the 40-day period during which DYN was allowed to try to find a better offer than the one it currently has with Blackstone for $4.50 per Dynegy share, we are lowering our 12-month target price by $0.50 to the deal price of $4.50 as we do not expect a higher offer.  During the period, DYN contacted some 42 parties and signed confidentiality agreements with 8 in an effort to find a better offer.  However, no new proposals were made by any of those parties.” – Standard & Poor's Investment Advisory Services LLC, October 9, 2010

•
“[Another bidder] looking to replicate the NRG deal with another party (NRG is locked in exclusivity), with the fall in Nat Gas prices and the depressed coal and gas units for sale in the market, those assets are unlikely to fetch the $1.36B NRG is paying for them.  All said, there are significant financial hurdles for an interloping bid.” – Stephen Grahling, Jefferies & Co., October 5, 2010

Recent comments from NRG Energy, Inc.’s CEO, David Crane, reinforce the viewpoint of certain sell-side analysts regarding the difficulty in replicating the sale of four natural gas-fired assets proposed to be sold to NRG (the “NRG transaction”) concurrently with the closing of the Blackstone transaction:

•
“We would re-price the transaction and it would re-price in a southward direction.  All power plants are basically priced off the forward gas curve and the forward gas curve has gone down since the deal was announced.” – David Crane, Reuters, October 29, 2010

DYNEGY BELIEVES SENECA’S INTERESTS ARE NOT ALIGNED WITH THOSE OF ALL DYNEGY STOCKHOLDERS

In advance of the Special Meeting, Dynegy stockholders should ask themselves the following questions:

Are Seneca’s interests aligned with those of all other Dynegy stockholders?

Dynegy believes they are not.  Prior to the announcement of the Blackstone transaction, Seneca owned less than 1% of outstanding Dynegy stock.  As recently as the day before the Blackstone transaction was announced, Seneca sold approximately 700,000 shares of Dynegy stock at $2.93.  Based on this pre-Blackstone transaction announcement sale, it appears that Seneca very recently viewed $2.93 per share as a fair value for Dynegy.  However, since the announcement of the Blackstone transaction Seneca has been a net purchaser of Dynegy stock, predominantly at prices in excess of Blackstone’s $4.50 per share offer.  In fact, beginning the day the transaction was announced, Seneca has purchased 62.6 million shares at an average weighted cost of $4.66 per share.  All told, Seneca currently owns approximately 9% of Dynegy’s outstanding shares.  Perhaps the real question is: Why has Seneca accumulated such a large position – after the transaction was announced – at prices above the offer price?

If Seneca truly believes the Blackstone offer is undervalued, why didn’t it hold the shares it sold at $2.93 or execute a non-disclosure agreement to receive more information about Dynegy and potentially submit a proposal in excess of Blackstone’s offer during the 40-day “go-shop” period?

What is Seneca’s motivation in attempting to defeat the Blackstone transaction?
What is Seneca’s true economic interest in Dynegy?

Simply put, we believe Seneca is looking to advance its own interests at the expense of all other Dynegy stockholders.  We further believe Seneca will seek to create value for itself dependent on what actions and what investments will yield it the greatest return, even if such actions or investments are not consistent with the interests of Dynegy’s other equity investors.  We know Seneca holds over-the-counter European-style call options, providing the right to purchase 1,986,900 and 904,100 shares of Dynegy common stock, respectively, at an exercise price of $1.00 per share as of January 21, 2011.  We do not know what other Dynegy-related securities Seneca might own, including our debt securities and credit default swaps and other complex constructions of hybrid securities.  We cannot rule out the possibility that Seneca has structured trades that would create significant additional value for Seneca by capitalizing on and profiting from a failed transaction with Blackstone.

In contrast, Dynegy’s Board is looking after the best interest of Dynegy and ALL its stockholders.

How can Seneca conclude the current offer is unacceptable when they have no specific alternative?  Does Seneca have a plan to effectively manage Dynegy on a stand-alone basis?

Seneca offers Dynegy stockholders no strategic plan.  Seneca’s SEC filings – including the one it made today – are completely devoid of any alternative by either Seneca or any other party that would deliver immediate value to Dynegy stockholders.  Furthermore, Seneca fails to recognize that Dynegy’s Board conducted a thorough review of strategic alternatives over the past TWO years to maximize value for its stockholders.  In fact, Seneca’s strategy appears to be solely dependent on the simplistic hope for a dramatic turnaround in natural gas prices.  Dynegy’s Board believes it is not in the best interest of Dynegy or its stockholders to predicate a go-forward strategy on the hope that the price of natural gas reverses its current downward trend.  Seneca’s recommendations to Dynegy stockholders have demonstrated a lack of experience in managing a public company like Dynegy, especially in a difficult economic environment.  Dynegy has obligations to many stakeholders and must sustain itself to deliver value to all of its constituencies.  Is risking Dynegy’s stock price and future on the hope that natural gas prices will turnaround to a level well in excess of current market expectations a viable strategy?  Hope is not a strategy and that is all Seneca is offering.

Why should Dynegy stockholders vote for the Blackstone transaction?

Despite its restructuring efforts, Dynegy continues to face challenges, many of which are beyond its control, including low and declining commodity prices driven by the large quantities of shale gas being developed in North America and continued economic weakness.  Together, these two forces create significant risks and operating limitations for Dynegy’s business, exacerbating Dynegy’s substantial leverage and requiring Dynegy to access capital going forward.

If the Blackstone transaction is not approved and subsequently completed, Dynegy will likely breach its debt covenants by the end of the second quarter of 2011; Dynegy expects $1.6 billion of negative free cash flow between 2011 and 2015 and may be forced to restructure its balance sheet using one or a combination of several options, including issuing equity or equity-linked securities, implementing debt for equity swaps or selling assets at depressed prices.  As a result, Dynegy’s stockholders could lose not only the significant and immediate cash value inherent in Blackstone’s premium offer, but could also face potential significant dilution and further loss on their investment as a result of any such subsequent restructuring activities.

YOUR VOTE IS IMPORTANT –
PLEASE VOTE FOR THE BLACKSTONE TRANSACTION TODAY

We have presented you with the facts, now it is time for ALL Dynegy stockholders to act.  Your vote is extremely important, no matter how many or how few shares you own.  Please take a moment to vote FOR the proposal to adopt the merger agreement today – by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.  Please discard any gold proxy cards you receive from Seneca Capital and vote the WHITE proxy card today.

For more information, please see Dynegy’s definitive proxy statement, which was filed with the SEC on October 4, 2010; an Investor Presentation that was filed with the SEC on October 5, 2010 and updates to that Investor Presentation that were filed with the SEC on October 19, 2010, and October 27, 2010, respectively; and letters to stockholders that were filed with the SEC and issued as press releases on October 6, 2010, October 19, 2010, and October 26, 2010, respectively.

Thank you for your support.

Sincerely,

/s/      Bruce A. Williamson

Bruce A. Williamson
Chairman, President and CEO

1 Using September, 7, 2010, commodity curves

2 The research analyst materials in this letter were taken from published research analyst reports. The research analysts and their respective organizations have not consented to the inclusion of materials from their research reports in these materials, and the use of materials from these research reports does not represent any recommendation by the analysts or their respective organizations as to how to vote in respect of the Merger.  Emphasis added.

If you have any questions, require assistance in voting your shares, or need additional copies of Dynegy’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

 105 Madison Avenue
New York, NY 10016
dynegy@mackenziepartners.com
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements". All statements included or incorporated by reference in this letter, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "plan", "may", "will", "should", "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed merger of Dynegy and an affiliate of Blackstone (the “Merger”),  including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG Energy, Inc. (the "NRG Sale"), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the Merger and/or the NRG Sale, the expected timing of completion of the Merger and the NRG Sale, the satisfaction of the conditions to the consummation of the Merger and the NRG Sale and the ability to complete the Merger and the NRG Sale.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010, and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy. BEFORE MAKING ANY VOTING DECISION, DYNEGY'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy’s stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of Dynegy’s stockholders generally, by reading the definitive proxy statement filed with the SEC on October 4, 2010 and other relevant documents regarding the Merger when filed with the SEC.

CONTACT:

Media: David Byford, 713-767-5800 Judy Wilkinson / Matt Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466 Mark Harnett / Bob Marese MacKenzie Partners, Inc. 212-929-5500